John W. Hlywak, Jr. (Investors)            Jay Higham (Media/Physicians)
Senior Vice President & CFO                Senior Vice President of Marketing
IntegraMed America, Inc.                   IntegraMed America, Inc.
(914) 251-4143                             (914) 251-4127
email:  jhlywak@integramed.com             email:jayhigham@integramed.com
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Web Address:  http://www.integramed.com
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       INTEGRAMED AMERICA CONTRACTS WITH LEADING ALABAMA FERTILITY CENTER

Purchase, NY, March 16, 2004 - IntegraMed America, Inc. (Nasdaq: INMD) today announced an exclusive agreement with the Mobile, Alabama based Center for Reproductive Medicine ("Center") to offer IntegraMed Shared Risk Refund(TM) service to the Center's patient population. Under the terms of the agreement, the Center joins IntegraMed's growing national network and has access to the Company's inventory of patient and business services. The Center is a leading provider of fertility services in the Alabama marketplace and provides an important new distribution channel for IntegraMed's Shared Risk Refund program.

The physicians of the Center, George T. Koulianos, MD and George B. Inge, MD, are a private practice of reproductive endocrinologists who specialize in the assessment, diagnosis and treatment of endocrine disorders and infertility through medical, surgical and technological interventions. A full array of services to identify and treat causes of infertility are offered, including assisted reproductive technologies such as in vitro fertilization, intracytoplasmic sperm injections, assisted hatching and reproductive surgeries. The Center draws patients from the entire state of Alabama as well as portions of northwest Florida, southern Mississippi and southern Georgia.

Under the terms of the agreement, IntegraMed is committed to providing the Center with access to patient and business service offerings. Initially, the focus is on the Company's patient-oriented offerings including the Shared Risk Refund program and the Company's Internet marketing services. In addition, the Center has the right to access a full portfolio of other products and services that the Company makes available to its growing network of affiliated fertility centers.

"Alabama is an important market for fertility services in the South," said Gerardo Canet, President and CEO of IntegraMed America, Inc. "As the leading fertility center in Alabama, our contract with The Center for Reproductive Medicine continues this Company's tradition of only working with the best and most influential physicians. We
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believe this strategy helps to position IntegraMed as the leading provider of services to prospective parents and medical providers in this field."

"Our practice has been on the forefront of providing fertility services in Alabama for a long time," said George Koulianos, MD. "However, the market is becoming more competitive and we recognize the need to provide the kind of products and services to our patients that IntegraMed has pioneered successfully in other parts of the country. Aside from the patient oriented programs they offer, I am also particularly impressed with the quality of the physicians that IntegraMed has affiliated with around the country.
It's clearly a group of providers we want to be associated with."

IntegraMed's network is now comprised of 24 contracted fertility centers. These centers employ 140 physicians and PhD scientists in 79 locations across the United States. They account for approximately 20% of total IVF volume performed in this country and report success rates for IVF treatment of women less than age 35 higher than the national average on a consolidated basis. This makes IntegraMed the leader in providing services to both consumers and medical providers in the fertility field.

IntegraMed, based in Purchase, NY offers products and services to patients, providers and payors focused on the $2 billion fertility industry. IntegraMed provides business services to a national network of fertility centers; distributes pharmaceutical products and treatment financing programs directly to consumers; and operates http://www.integramed.com, a leading fertility portal.

Statements contained in this press release that are not based on historical fact, including statements concerning future results, performance, expectations and expansion of IntegraMed are forward-looking statements that may involve a number of risks and uncertainties. Actual results may differ materially from the statements made as a result of various factors, including, but not limited to, the risks associated with IntegraMed's ability to finance future growth; the loss of significant business services contract(s); profitability at Reproductive Science Centers serviced by IntegraMed; changes in insurance coverage, government laws and regulations regarding health care or managed care contracting; and other risks, including those identified in the IntegraMed's most recent Form 10-K and in other documents filed by IntegraMed with the U.S. Securities and Exchange Commission. All information in this press release is as of March 16, 2004 and IntegraMed undertakes no duty to update this information.


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